CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the use in this Post-Effective Amendment No. 4 to the Registration Statement for The BSG Funds of all references to our firm included in or made a part of this Amendment.


/s/ McCurdy & Associates CPA's, Inc.
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McCurdy & Associates CPA's, Inc.
April 28, 1999